Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2010

ANDOVER, MA -- (Marketwire - October 21, 2010) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the third quarter and nine months ended September 30, 2010.

Revenues for the third fiscal quarter ended September 30, 2010, increased to $68,672,000, compared to $47,746,000 for the corresponding period a year ago, and increased from $57,377,000 for the second quarter of 2010. Gross margin increased to $32,473,000 for the third quarter of 2010, compared to $20,668,000 for the corresponding period a year ago and $25,739,000 for the second quarter of 2010. Gross margin, as a percentage of revenue, increased to 47.3% for the third quarter of 2010 compared to 43.3% for the third quarter of 2009 and 44.9% for the second quarter of 2010. Net income for the third quarter was $15,819,000, or $0.38 per diluted share, compared to net income of $1,691,000, or $0.04 per diluted share, for the corresponding period a year ago and net income of $4,747,000, or $0.11 per diluted share, for the second quarter of 2010. During the third quarter of 2010, the Company recorded a non-recurring, non-cash tax benefit of $5,158,000, or approximately $0.12 per diluted share, due to the release of a portion of its deferred tax valuation allowance.

Revenues for the nine months ended September 30, 2010 increased by 19.4% to $177,758,000 from $148,821,000 for the corresponding period a year ago. Net income for the nine month period was $22,518,000, or $0.54 per diluted share, compared to net income of $489,000 or $0.01 per diluted share, for the corresponding period a year ago. The consolidated book-to-bill ratio for the quarter was 1.02. Total backlog at the end of the third quarter was $104,706,000, compared to $103,227,000, at the end of the second quarter.

Commenting on the Company's third quarter performance, Patrizio Vinciarelli, Chief Executive Officer, stated: "Vicor experienced a strong third quarter, with improved performance across each of its business units. Consolidated revenue increased 19.7% sequentially. Revenue from the Brick business unit grew 16.6% sequentially, while V-I Chip and Picor revenue for the third quarter grew 57.0% and 19.4%, respectively."

Dr. Vinciarelli went on to say, "Both Brick and V-I Chip are benefiting from economies of scale leading to improved profitability. Our investment in R&D is beginning to pay off with top line growth. Novel Bricks, V-I Chips and silicon-centric Picor products enable our customers to realize competitive advantages arising, in part, from unique power system density and efficiency attributes."

Dr. Vinciarelli concluded, "Advanced power system solutions leveraging common denominator V-I Chip technology and building blocks are gaining traction across new vertical markets, supporting greater diversification and long term growth opportunities."

Depreciation and amortization for the third quarter of 2010 was approximately $2,595,000, and capital additions totaled $2,927,000. For the first nine months of 2010, depreciation and amortization was $7,552,000 and capital additions were $7,741,000, compared to $7,741,000 and $4,282,000, respectively, for the first nine months of 2009. Cash, restricted cash equivalents and short-term investments increased by $145,000 to approximately $46,749,000 at the end of the third quarter of 2010 from $46,604,000 at the end of the second quarter of 2010. There were no share repurchases during the quarter, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan.

As of September 30, 2010, the Company held approximately $19,179,000, at par value, of auction rate securities classified as long-term investments purchased though broker / dealer affiliates of Bank of America NA. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to classify its holdings as long-term investments and reduce their carrying value to an estimated market value. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax benefit noted above was partially offset by estimated federal, state and foreign income taxes on the Company's projected annual 2010 pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. The tax provision in 2009 provided for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. The 2010 and 2009 tax provisions also include discrete items, principally related to tax credits and expense for net increases in state taxes and accrued interest for potential liabilities.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, October 21, 2010, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 866-788-0544 at approximately 4:50 p.m. and use the Passcode 69589167. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 5, 2010. The replay dial-in number is 888-286-8010 and the Passcode is 21117960. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED       NINE MONTHS ENDED
                                    (Unaudited)           (Unaudited)
                                --------------------  --------------------
                                SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------

Net revenues                    $  68,672  $  47,746  $ 177,758  $ 148,821
Cost of revenues                   36,199     27,078     96,222     83,724
                                ---------  ---------  ---------  ---------
    Gross margin                   32,473     20,668     81,536     65,097

Operating expenses:
    Sales & administration         12,166     11,625     36,107     36,467
    Research & development          8,925      7,831     26,830     23,193
    Severance charges                   0        126          0      4,083
    Gain from litigation-related
     and other settlements, net         0       (846)         0       (846)
                                ---------  ---------  ---------  ---------
      Total operating expenses     21,091     18,736     62,937     62,897
                                ---------  ---------  ---------  ---------

Income from operations             11,382      1,932     18,599      2,200

Other income, net                      87        251        579        562
                                ---------  ---------  ---------  ---------

Income before income taxes         11,469      2,183     19,178      2,762

(Benefit) provision for income
 taxes                             (4,400)       193     (3,443)     1,165
                                ---------  ---------  ---------  ---------

Consolidated net income            15,869      1,990     22,621      1,597

Less:  Net income attributable
 to noncontrolling interest            50        299        103      1,108
                                ---------  ---------  ---------  ---------

Net income attributable to
  Vicor Corporation             $  15,819  $   1,691  $  22,518  $     489
                                =========  =========  =========  =========

Net income per share attributable
  to Vicor Corporation:
    Basic                       $    0.38  $    0.04  $    0.54  $    0.01
    Diluted                     $    0.38  $    0.04  $    0.54  $    0.01

Shares outstanding:
    Basic                          41,693     41,665     41,682     41,665
    Diluted                        41,774     41,675     41,742     41,668

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                    SEPT 30,     DEC 31,
                                                      2010         2009
                                                  (Unaudited)  (Unaudited)
                                                  -----------  -----------
Assets

Current  assets:
        Cash and cash equivalents                 $    46,749  $    40,224
        Restricted cash equivalents                         0          192
        Short-term investments                              0        2,583
        Accounts receivable, net                       39,440       26,565
        Inventories, net                               29,878       21,357
        Deferred tax assets                             3,678          181
        Other current assets                            5,624        4,345
                                                  -----------  -----------
                  Total current assets                125,369       95,447

Restricted cash and cash equivalents                        0          223
Long-term investments                                  18,984       30,957
Property and equipment, net                            49,104       49,009
Long-term deferred tax assets, net                        222            0
Other assets                                            4,754        4,941
                                                  -----------  -----------

                                                  $   198,433  $   180,577
                                                  ===========  ===========

Liabilities and Equity

Current liabilities:
        Accounts payable                          $    12,879  $     9,458
        Accrued compensation and benefits               7,188        5,740
        Accrued severance charge                            0          259
        Other accrued liabilities                       3,369        2,678
        Deferred revenue                                4,575        2,521
                                                  -----------  -----------
                 Total current liabilities             28,011       20,656

Long-term deferred revenue                              2,291        2,196
Long-term income taxes payable                            953          384
Deferred income taxes, net                                  0        1,275

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                 163,002      162,248
        Retained earnings                             122,984      112,972
        Accumulated other comprehensive loss           (1,100)      (1,608)
        Treasury stock                               (121,827)    (121,827)
                                                  -----------  -----------
             Total Vicor Corporation stockholders'
              equity                                  163,059      151,785
  Noncontrolling interest                               4,119        4,281
                                                  -----------  -----------
        Total equity                                  167,178      156,066
                                                  -----------  -----------

                                                  $   198,433  $   180,577
                                                  ===========  ===========

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439